UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2017

MEI Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 101, San Diego, California 92130

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 792-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2017, MEI Pharma, Inc. (the “Company”) announced the appointment of Brian G. Drazba as Chief Financial Officer and Secretary, effective immediately. Thomas M. Zech, the Company’s former Chief Financial Officer and Secretary, who previously announced his intent to retire prior to June 30, 2017, retired as Chief Financial Officer and Secretary concurrently with such appointment. As described below, Mr. Zech will remain with the Company as a consultant until June 30, 2017.

Mr. Drazba, age 55, has more than 25 years of experience in financial management. From October 2013 to March 2017, Mr. Drazba was Vice President of Finance and Chief Financial Officer of Heron Therapeutics, Inc., a commercial-stage biotechnology company. From June 2009 to December 2012, Mr. Drazba was Vice President of Finance and Chief Accounting Officer for ISTA Pharmaceuticals, Inc., a commercial-stage pharmaceutical company. ISTA Pharmaceuticals was acquired by Bausch + Lomb, Inc. in June 2012. From 1992 to 2009, Mr. Drazba held various positions of increasing responsibility within Insight Health Corp., most recently serving as Senior Vice President and Chief Accounting Officer. Prior to his tenure at Insight Health Corp., Mr. Drazba was employed by Arthur Andersen & Co. Mr. Drazba is a licensed Certified Public Accountant in California and received a B.A. degree in accounting from the University of San Diego.

The terms of Mr. Drazba’s employment are set forth in an Offer Letter, dated February 1, 2017, from the Company to Mr. Drazba (the “Offer Letter”). Pursuant to the terms of the Offer Letter, Mr. Drazba will receive an annual base salary of $350,000 and be eligible for a discretionary annual bonus (currently expected to be targeted at 40% of base salary) beginning in the fiscal year ending June 30, 2018. Mr. Drazba received an initial stock option grant to purchase 150,000 shares of the Company’s common stock under the MEI Pharma, Inc. Amended and Restated 2008 Stock Omnibus Equity Compensation Plan, at an exercise price equal to the closing price of MEI Pharma common stock on April 3, 2017. The options are subject to vesting over a four-year period, with one-quarter of the options cliff vesting on April 3, 2018 and the remainder of the options vesting monthly over the three-year period ending on April 3, 2021. Such options would vest immediately upon a change in control.

The Offer Letter provides that Mr. Drazba is eligible to participate in the Company’s employee benefit plans and is entitled to certain additional compensation upon termination of employment by the Company other than for Cause (as defined therein) or by Mr. Drazba for Good Reason (as defined therein).

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the Offer Letter, filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There are no arrangements or understandings pursuant to which Mr. Drazba was appointed as Chief Financial Officer and Secretary.

A press release announcing Mr. Drazba’s appointment as Chief Financial Officer is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On March 28, 2017, the Compensation Committee approved the retention of Mr. Zech as a consultant for a period beginning with his retirement on April 3, 2017 through and including June 30, 2017, the last day of the Company’s fiscal year. Mr. Zech will receive total cash compensation for the period of $48,000 and will remain eligible for a bonus for the fiscal year, pro-rated for the period of his service as Chief Financial Officer, to be determined by the Compensation Committee in connection with its annual assessment of the achievement of corporate goals. In addition, the Compensation Committee approved the extension of the exercise period for Mr. Zech’s outstanding options to purchase shares of the Company’s common stock to 27 months following retirement, rather than expiring three months after termination of employment, as previously provided by the terms thereof.

Item 9.01          Financial Statements and Exhibits.

(d)        Exhibits

Exhibit 10.1      Offer Letter from MEI Pharma, Inc. to Brian G. Drazba

Exhibit 99.1      Press release announcing the appointment of Brian G. Drazba as Chief Financial Officer

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer

Dated: April 3, 2017

Exhibit Index

Exhibit No.	Description
10.1	Offer Letter from MEI Pharma, Inc. to Brian G. Drazba
99.1	Press release announcing the appointment of Brian G. Drazba as Chief Financial Officer